NEWS RELEASE

CONTACT: R. Jerry Giles, Senior Vice President/Chief Financial Officer
TELEPHONE #:  540-886-0796
DATE: February 11, 2011

FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL REPORTS QUARTERLY AND NINE MONTH EARNINGS
STAUNTON, VIRGINIA

    Community Financial Corporation (NASDAQ: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported earnings for the quarter and nine months ended December 31, 2010.  For the quarter ended December 31, 2010, Community Financial reported earnings of $27,000 or $(.04) loss per diluted share, compared to $832,000 or $.15 per diluted share for the same period last year.  The diluted earnings per share are after the payment of dividends on preferred stock. Net income for the current quarter compared to the December 31, 2009 quarter decreased due to an increase in the provision for loan losses of $909,000 in the 2010 quarter partially offset by an increase in net interest income of $230,000 and an increase in non-interest income of $74,000.

    Total interest income decreased $265,000, or 3.8% during the December 31, 2010 quarter compared to the December 31, 2009 quarter as a result of both a decrease in the volume and yield of our loan portfolio. Total interest expense decreased $497,000, or 26.2% for the 2010 period compared to the same period in 2009 as a result of both a decrease in the interest rates paid and volume on interest-bearing liabilities. The interest rate spread increased by 36 basis points to 4.26% for the quarter ended December 31, 2010 compared to 3.90% for the same period in 2009.

    The increase in non-interest income was due to an increase in secondary mortgage loan fees. Non-interest expenses increased $653,000 or 19.0% to $4.1 million for the December 31, 2010 quarter from $3.4 million for the December 31, 2009 quarter. The increase in non-interest expenses was due primarily to higher compensation related and real estate owned expenses.

    Community’s net income for the nine months ended December 31, 2010 was $489,000 or $(.02) loss diluted per share, compared to $2,673,000 or $0.48 diluted per share for the nine months ended December 31, 2009. The diluted earnings per share are after the payment of dividends on preferred stock. The decrease in net income for the nine months ended December 31, 2010 compared to the same period ended December 31, 2009 can be attributed to the increase in the provision for loan losses and noninterest expenses partially offset by an increase in net interest income and non-interest income. The increase in net interest income is attributable to an increase in the interest rate spread and increase in the average balance of loans for the nine months ended December 31, 2010 compared to December 31, 2009.  The interest rate spread increased by 44 basis points to 4.33% for the nine months December 31, 2010 compared to 3.89% for the same period in 2009.

    At December 31, 2010, non-performing assets totaled approximately $26.7 million or 5.1% of assets compared to $17.7 million or 3.2% of assets at March 31, 2010. Our allowance for loan losses to non-performing loans was 50.9% and to total loans was 1.9% at December 31, 2010 compared to 54.3% and 1.6%, respectively, at March 31, 2010.  The increase in non-performing assets consisted of an increase of $5.1 million of real estate owned and repossessed assets and a $3.9 million increase in nonaccrual loans. Also the Bank’s regulatory risk-based capital increased from 11.25% at March 31, 2010 to 11.94% at December 31, 2010.

    At December 31, 2010, Community Bank was classified as a "well capitalized" institution.  Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona, Harrisonburg, Lexington, Buena Vista and Virginia Beach.  Community Financial Corporation is traded on the Nasdaq National Market, under the symbol CFFC.

    Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, changes in economic conditions in the Company’s market areas, changes in the financial condition or business prospects of the Company’s borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Community Financial Corporation (NASDAQ: CFFC)

Selected Financial Condition Data
(In thousands)
	December 31, 2010	March 31, 2010	Percent Increase (Decrease)

Total assets	$527,684	$547,180	(3.6)%
Loans receivable, net	479,622	502,126	(4.5)
Investment securities	1,737	1,771	(1.9)
Real estate owned and repossessed assets	8,314	3,182	161.3
Deposits	386,129	398,420	(3.1)
Borrowings	89,348	97,096	(8.0)
Stockholders’ equity	49,028	49,012	0.0

Selected Operations Data
(In thousands)
	Three Months Ended		Percent Increase
	December 31, 2010	December 31, 2009	(Decrease)

Interest income	$6,719	$6,985	(3.8)%
Interest expense	1,399	1,896	(26.2)
Net interest income	5,320	5,089	4.5
Provision for loan losses	2,276	1,367	66.5
Net interest income after provision
for loan losses	3,044	3,722	(18.2)
Noninterest income	1,105	1,031	7.2
Noninterest expense	4,097	3,444	19.0
Income taxes	25	478	(94.8)
Net income	27	832	(96.8)
Effective dividend on preferred stock	188	188	---
Net income (loss) available to common
stockholders	(161)	643	(125.0)

	At or for the Quarter Ended		Percent Increase
	December 31, 2010	December 31, 2009	(Decrease)

Return on average equity	0.22%	6.88%	(96.8)%
Return on average assets	.02	.61	(96.7)
Interest rate spread	4.26	3.90	9.2
Diluted earnings (loss) per common share	(.04)	.15	(126.7)
Dividends paid on common shares	---	---	---

	Nine Months Ended		Percent Increase
	December 31, 2010	December 31, 2009	(Decrease)
(In thousands)
Interest income	$20,810	$21,051	(1.1)%
Interest expense	4,510	6,366	(29.2)
Net interest income	16,300	14,685	11.0
Provision for loan losses	6,691	2,299	191.0
Net interest income after provision
for loan losses	9,609	12,386	(22.4)
Noninterest income	3,172	2,974	6.7
Noninterest expense	12,047	11,088	8.6
Income taxes	244	1,598	(84.7)
Net income	490	2,673	(81.7)
Effective dividend on preferred stock	564	565	---
Net income (loss) available to
common stockholders	(74)	2,109	(103.5)

Other Selected Data
	At or for the Nine Months Ended		Percent Increase
	December 31, 2010	December 31, 2009	(Decrease)

Return on average equity	1.30%	7.46%	(82.6)%
Return on average assets	.12	.67	(82.1)
Interest rate spread	4.26	3.89	9.5
Non-performing assets to total assets	5.06	2.89	75.1
Allowance for loan losses to total loans	1.92	1.41	36.2
Allowance for loan losses to nonperforming
loans	50.9	54.3	(6.3)

Per share data
	At or for the Nine Months Ended		Percent Increase
	December 31, 2010	December 31, 2009	(Decrease)

Diluted earnings (loss) per common share	$(.02)	$.48	(104.2)%
Book value per common share	8.34	8.23	1.3
Dividends paid on common shares	---	---	---
Shares outstanding	4,361,658	4,361,658	---